Exhibit 99

Pall Corporation Reports Robust Third Quarter Earnings

Orders Up 27%

Port Washington, NY (June 8, 2010) -- Pall Corporation (NYSE:PLL) today reported financial results for the third quarter ended April 30, 2010.

Sales and Earnings Overview

Sales for the third quarter were $616 million, an increase of 10.8% compared to the third quarter of fiscal year 2009. Sales in local currency (“LC”) increased 5.7%. Foreign currency translation increased reported sales by $28.6 million or 5.1% in the quarter. Net earnings were $69.7 million, compared to $44.2 million in the third quarter of fiscal year 2009.

Pro forma earnings per share (“EPS”) were $0.58, compared to $0.42 last year, an increase of 38%. This excludes restructuring and other charges as well as favorable items affecting interest expense (collectively, "Discrete Items"). Diluted EPS were $0.58, compared to $0.37 last year, an increase of 57%. The estimated impact of foreign currency translation increased both measures of EPS by $0.04.

For the nine months, pro forma EPS, excluding Discrete Items which also included items affecting provision for income taxes, were $1.40 compared to $1.20 a year earlier, an increase of 17%. Diluted EPS were $1.56, compared to $1.05 for the same period last year, an increase of 49%. The estimated impact of foreign currency translation increased both measures of EPS by $0.10.

Eric Krasnoff, Chairman and CEO, said, “The expected Industrial recovery appears to now be firmly underway. Overall, orders grew 27%. Gross margins continued their upward trend with ongoing efficiency enhancing and cost reduction programs, along with favorable mix, contributing to these results.

Pall Industrial returned to growth in the quarter with sales up 5%. Growth was propelled by our resurgent Microelectronics market which grew over 77%. Orders increased 47% in Industrial as the recovery spread across markets. All Industrial submarkets, other than Aerospace, saw double digit growth in orders.

Life Sciences continued to perform well. Sales grew over 6% led by a 12% increase in BioPharmaceuticals."

Life Sciences – Third Quarter Highlights

(Dollar Amounts in Thousands and Discussion of Sales and Orders Changes are in Local Currency)

				% CHANGE
Sales:	APR. 30, 2010	APR. 30, 2009	% CHANGE	IN LC
BioPharmaceuticals	$162,606	$138,269	17.6	12.4
Medical	99,703	98,051	1.7	(1.9)
Total Life Sciences segment	$262,309	$236,320	11.0	6.4

Gross profit	$146,812	$124,658
% of sales	56.0	52.7
Operating profit	$63,339	$52,459
% of sales	24.1	22.2

Within BioPharmaceuticals, consumable sales in the Pharmaceuticals submarket grew 9% with all geographies contributing. Key factors driving these results were the continuing demand for vaccines and expanding utilization of the Company’s single-use technologies for biotech production. Systems sales to Pharmaceutical customers grew 6%. Laboratory sales were strong.

The continued significant gross margin improvement in Life Sciences is driven by rigorous cost reduction programs and by the beneficial impact to sales mix from disposables for biological applications. Operating profit increased almost 21% to $63.3 million.

Industrial – Third Quarter Highlights

(Dollar Amounts in Thousands and Discussion of Sales and Orders Changes are in Local Currency)

				% CHANGE
Sales:	APR. 30, 2010	APR. 30, 2009	% CHANGE	IN LC
Energy, Water & Process Technologies	$216,823	$207,382	4.6	(1.1)
Aerospace & Transportation	64,530	73,842	(12.6)	(15.2)
Microelectronics	72,320	38,339	88.6	77.5
Total Industrial segment	$353,673	$319,563	10.7	5.1

Gross profit	$166,720	$139,572
% of sales	47.1	43.7
Operating profit	$56,938	$40,569
% of sales	16.1	12.7

Within EWPT, Fuels & Chemicals and Food & Beverage sales declined by 8% and 4%, respectively, with orders up 84% and 14%, respectively. Municipal Water sales were down while orders remain strong in this longer lead-time market. Sales in the Industrial Manufacturing submarket grew 21% following declines for over a year. Power Generation sales increased 11%. For the overall EWPT market, orders increased 55%, most of which will ship after this fiscal year. We expect low single digit sales growth in the fourth quarter.

Within Aerospace & Transportation, the Commercial and Military Aerospace submarkets remained weak. The smaller Transportation submarket turned positive for the first time in over a year, with sales up 19% and orders up over 60%.

The recovery in the Microelectronics market is in high gear. Results reflect higher capacity utilization at chip producers and growth in demand for consumer electronics products. Sales in this market returned to their highest level in 18 months.

Industrial’s strong gross margin improvement reflects volume growth in Microelectronics and Industrial Manufacturing, two of Pall’s highest margin markets. Long-standing lean manufacturing and cost reduction initiatives remain ongoing contributors. Operating profit increased 88% sequentially to almost $57 million in the third quarter as operating margin increased to 16.1% from 9.7% in the second quarter.

Conclusion

Mr. Krasnoff concluded, “We are focused on maintaining and enhancing the structural improvements we have accomplished over the past few years. This will enable us to continue to leverage a growing top line.

The Food and Beverage marketplace is evolving in ways that are drawing it ever closer to the BioPharmaceuticals world. Among the currents moving the food markets into the life sciences arena are growing requirements for testing to identify disease and spoilage organisms and a tightening regulatory environment focused on public health and manufacturing practices. Starting with the fourth quarter, Food and Beverage is being managed and reported within the Life Sciences segment.

Including an estimated benefit from foreign currency translation of $0.07 based on current exchange rates, we now expect full year EPS to be at the high end of the range of our previous guidance excluding Discrete Items.”

Conference Call

On Wednesday, June 9, 2010, at 8:30 am ET, Pall Corporation will host a conference call to review these results. The call can be accessed at www.pall.com/investor. The webcast will be archived for 30 days.

About Pall Corporation

Pall Corporation (NYSE:PLL) is a filtration, separation and purification leader providing Total Fluid ManagementSM solutions to meet the critical needs of customers in biopharmaceutical; hospital, transfusion and veterinary medicine; energy and alternative energy; electronics; municipal and industrial water; aerospace; transportation and broad industrial markets. Together with our customers, we foster health, safety and environmentally responsible technologies. The Company’s engineered solutions enable process and product innovation and minimize emissions and waste. Pall Corporation, with total revenues of $2.3 billion for fiscal 2009, is an S&P 500 company with more than 10,000 employees serving customers worldwide. Pall has been named a top "green company" by Newsweek magazine. To see how Pall is helping enable a greener and more sustainable future, visit www.pall.com/green.

Forward-Looking Statements

The matters discussed in this release contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Results for the third quarter of fiscal year 2010 are preliminary until the Company's Form 10-Q is filed with the Securities and Exchange Commission on June 9, 2010.

Forward-looking statements are those that address activities, events or developments that the Company or management intends, expects, projects, believes or anticipates will or may occur in the future. All statements regarding future performance, earnings projections, earnings guidance, management’s expectations about its future cash needs and effective tax rate, and other future events or developments are forward-looking statements. Forward-looking statements are those that use terms such as "may," "will," "expect," "believe," "intend," "should," "could," "anticipate," "estimate," "forecast," "project," "plan," "predict," "potential," and similar expressions. Forward-looking statements contained in this and other written and oral reports are based on management’s assumptions and assessments in the light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements. Our forward-looking statements are also subject to risks and uncertainties, which can affect our performance in both the near- and long-term and cause actual results to differ materially. Such risks and uncertainties include, but are not limited to, those discussed in Part I, Item 1A, “Risk Factors” in the 2009 Form 10-K, and other reports the Company files with the Securities and Exchange Commission, including the effect of litigation and regulatory inquiries associated with the restatement of our prior period financial statements; our ability to successfully complete our business improvement initiatives, which include integrating and upgrading our information systems and the effect of a serious disruption in our information systems; the impact of legislative, regulatory and political developments globally and the impact of the uncertain global economic environment and the timing and strength of a recovery in the markets and regions we serve, and the extent to which adverse economic conditions may affect our sales volume and results; demand for our products and business relationships with key customers and suppliers, which may be impacted by their cash flow and payment practices, as well as delays or cancellations in shipments; volatility in foreign currency exchange rates, interest rates and energy costs and other macro economic challenges currently affecting us; changes in product mix, market mix and product pricing, particularly relating to the expansion of the systems business; increase in costs of manufacturing and operating costs; our ability to obtain regulatory approval or market acceptance of new technologies, enforce patents and protect proprietary products and manufacturing techniques; fluctuations in our effective tax rate; our ability to successfully complete or integrate any acquisitions; the impact of pricing and other actions by competitors; and our ability to achieve the savings anticipated from cost reduction and gross margin improvement initiatives. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company makes these statements as of the date of this disclosure and undertakes no obligation to update them, whether as a result of new information, future developments or otherwise.

Management uses certain non-GAAP measurements to assess the Company’s current and future financial performance. The non-GAAP measurements do not replace the presentation of the Company’s GAAP financial results. These measurements provide supplemental information to assist management in analyzing the Company’s financial position and results of operations. The Company has chosen to provide this information to facilitate meaningful comparisons of past, present and future operating results and as a means to emphasize the results of ongoing operations.

PALL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in Thousands)

	APR. 30, 2010	JULY 31, 2009
Assets:

Cash and cash equivalents	$483,884	$414,011
Accounts receivable	517,558	561,063
Inventories	430,194	413,278
Other current assets	184,835	182,098
Total current assets	1,616,471	1,570,450

Property, plant and equipment, net	687,002	681,658
Other assets	585,809	588,704
Total assets	$2,889,282	$2,840,812

Liabilities and Stockholders' Equity:

Short-term debt	$42,112	$139,803
Accounts payable, income taxes and other current liabilities	536,246	577,587
Total current liabilities	578,358	717,390

Long-term debt	685,975	577,666
Deferred taxes and other non-current liabilities	401,986	431,158
Total liabilities	1,666,319	1,726,214

Stockholders' equity	1,222,963	1,114,598
Total liabilities and stockholders' equity	$2,889,282	$2,840,812

PALL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Amounts in thousands, except per share data)

	THIRD QUARTER ENDED				NINE MONTHS ENDED
	APR. 30, 2010		APR. 30, 2009		APR. 30, 2010		APR. 30, 2009
Net sales	$615,982		$555,883		$1,723,322		$1,677,201
Cost of sales	302,450		291,653		855,307		877,231
Gross profit	313,532		264,230		868,015		799,970
% of sales	50.9%		47.5%		50.4%		47.7%
Selling, general and administrative expenses	187,303		168,747		550,973		516,337
% of sales	30.4%		30.4%		32.0%		30.8%
Research and development	18,986		16,218		54,874		52,570
Earnings before restructuring and other
charges, net ("ROTC"), interest expense,
net, and income taxes	107,243		79,265		262,168		231,063
% of sales	17.4%		14.3%		15.2%		13.8%
ROTC	2,030	(a)	8,369	(b)	6,659	(a)	25,291	(b)
Interest expense, net	3,254	(a)	6,576		6,342	(a)	22,555
Earnings before income taxes	101,959		64,320		249,167		183,217
Provision for income taxes	32,268		20,158		62,874	(a)	57,097	(b)
Net earnings	$69,691		$44,162		$186,293		$126,120

Earnings per share:
Basic	$0.59		$0.37		$1.58		$1.06
Diluted	$0.58		$0.37		$1.56		$1.05

Average shares outstanding:
Basic	117,589		118,305		117,713		118,753
Diluted	119,204		119,065		119,107		119,689

Net earnings as reported	$69,691		$44,162		$186,293		$126,120
Discrete items:
ROTC, after pro forma tax effect	1,365	(a)	5,818	(b)	4,104	(a)	18,834	(b)
Interest adjustments, after pro forma tax effect	(2,074)	(a)	-		(9,573)	(a)	-
Tax adjustments	-		-		(14,188)	(a)	(1,426)	(b)
Pro forma earnings	$68,982		$49,980		$166,636		$143,528

Diluted earnings per share as reported	$0.58		$0.37		$1.56		$1.05
Discrete items:
ROTC, after pro forma tax effect	0.01	(a)	0.05	(b)	0.03	(a)	0.16	(b)
Interest adjustments, after pro forma tax effect	(0.01)	(a)	-		(0.07)	(a)	-
Tax adjustments	-		-		(0.12)	(a)	(0.01)	(b)
Pro forma diluted earnings per share	$0.58		$0.42		$1.40		$1.20

(a) ROTC in the quarter of $2,030 ($1,365 after pro forma tax effect of $665) and $6,087 ($4,104 after pro forma tax effect of $1,983) in nine months, respectively, primarily includes severance and other costs related to the Company's cost reduction programs. Such costs in the nine months were partly offset by receipt of insurance claim payments related to the previously reported matters that were under inquiry by the audit committee of the Company's board of directors.

Interest expense, net in the quarter includes the reversal of accrued interest of $2,553 ($2,074 after pro forma tax effect of $479) primarily related to expiring foreign statutes of limitation for assessment related to uncertain tax positions. Interest expense, net, and provision for income taxes in the nine months includes the reversal of accrued interest of $11,537 ($9,573 after pro forma tax effect of $1,964) and income taxes payable of $14,188. These items principally related to the resolution of foreign tax audits and expiring foreign statutes of limitation for assessment related to uncertain tax positions. Pro forma earnings exclude these items as they are deemed to be non-recurring in nature and/or not considered by management to be indicative of underlying operating performance.

The tax effect of ROTC and interest adjustments for the quarter and the nine months, respectively, was calculated using applicable entity-specific U.S. federal and/or foreign tax rates.

(b) ROTC in the quarter of $8,369 ($5,818 after pro forma tax effect of $2,551) is primarily comprised of severance and other costs related to the Company's cost reduction programs. ROTC in the nine months of $25,291 ($18,834 after pro forma tax effect of $6,457) is primarily comprised of severance and other costs related to the Company's cost reduction programs, professional fees related to the previously reported matters that were under inquiry by the audit committee of the Company’s board of directors, an increase to previously established environmental reserves, the impairment of investments and capitalized software development costs and a charge to write-off in process research and development acquired in the acquisition of GeneSystems, SA.

Provision for income taxes in the nine months includes benefits related to the repatriation of earnings and newly enacted tax legislation. Pro forma earnings exclude these items as they are Pro forma earnings exclude these items as they are deemed to be non-recurring in nature and/or not considered by management to be indicative of underlying operating performance.

The tax effect of ROTC for the quarter and the nine months, respectively, was calculated using applicable entity-specific U.S. federal and/or foreign tax rates.

PALL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in Thousands)

	NINE MONTHS ENDED
	APR. 30, 2010	APR. 30, 2009
Net cash provided by operating activities	$257,041	$154,912

Investing activities:

Acquisitions, net of cash acquired	(8,984)	(37,249)
Capital expenditures	(93,513)	(92,531)
Other	(22,639)	(13,514)
Net cash used by investing activities	(125,136)	(143,294)

Financing activities:

Dividends paid	(52,600)	(47,862)
Notes payable and long-term borrowings / (repayments)	11,307	(13,784)
Purchase of treasury stock	(36,202)	(64,884)
Other	24,230	15,747
Net cash used by financing activities	(53,265)	(110,783)

Cash flow for period	78,640	(99,165)
Cash and cash equivalents at beginning of year	414,011	454,065
Effect of exchange rate changes on cash	(8,767)	(34,837)
Cash and cash equivalents at end of period	$483,884	$320,063

Free cash flow:
Net cash provided by operating activities	$257,041	$154,912
Less capital expenditures	93,513	92,531
Free cash flow	$163,528	$62,381

PALL CORPORATION
SUMMARY OPERATING PROFIT BY SEGMENT
(Unaudited)
(Dollar Amounts in Thousands)

	THIRD QUARTER ENDED		NINE MONTHS ENDED
	APR. 30, 2010	APR. 30, 2009	APR. 30, 2010	APR. 30, 2009
Life Sciences
Sales	$262,309	$236,320	$748,642	$681,671
Cost of sales	115,497	111,662	325,399	327,192
Gross profit	146,812	124,658	423,243	354,479
% of sales	56.0%	52.7%	56.5%	52.0%

Selling, general and administrative expenses	71,872	62,454	207,881	181,924
% of sales	27.4%	26.4%	27.8%	26.7%
Research and development	11,601	9,745	32,702	29,626
Operating profit	$63,339	$52,459	$182,660	$142,929
% of sales	24.1%	22.2%	24.4%	21.0%

Industrial
Sales	$353,673	$319,563	$974,680	$995,530
Cost of sales	186,953	179,991	529,908	550,039
Gross profit	166,720	139,572	444,772	445,491
% of sales	47.1%	43.7%	45.6%	44.7%

Selling, general and administrative expenses	102,397	92,530	304,461	290,990
% of sales	29.0%	29.0%	31.2%	29.2%
Research and development	7,385	6,473	22,172	22,944
Operating profit	$56,938	$40,569	$118,139	$131,557
% of sales	16.1%	12.7%	12.1%	13.2%

CONSOLIDATED:
Operating profit	$120,277	$93,028	$300,799	$274,486
General corporate expenses	13,034	13,763	38,631	43,423
Earnings before ROTC, interest and
income taxes	107,243	79,265	262,168	231,063
ROTC	2,030	8,369	6,659	25,291
Interest expense, net	3,254	6,576	6,342	22,555
Earnings before income taxes	$101,959	$64,320	$249,167	$183,217

PALL CORPORATION
SUPPLEMENTAL SEGMENT SALES INFORMATION BY MARKET AND GEOGRAPHY
(Unaudited)
(Dollar Amounts in Thousands)

				EXCHANGE	% CHANGE
				RATE	IN LOCAL
THIRD QUARTER ENDED	APR. 30, 2010	APR. 30, 2009	% CHANGE	IMPACT	CURRENCY
Life Sciences			|-------------- Increase/(Decrease) -------------|
By Market:
BioPharmaceuticals	$162,606	$138,269	17.6	$7,248	12.4
Medical	99,703	98,051	1.7	3,512	(1.9)
Total Life Sciences	$262,309	$236,320	11.0	$10,760	6.4

By Geography:
Western Hemisphere	$100,246	$92,170	8.8	$647	8.1
Europe	119,814	107,663	11.3	6,047	5.7
Asia	42,249	36,487	15.8	4,066	4.7
Total Life Sciences	$262,309	$236,320	11.0	$10,760	6.4

Industrial
By Market:
Energy, Water & Process Technologies	$216,823	$207,382	4.6	$11,716	(1.1)
Aerospace & Transportation	64,530	73,842	(12.6)	1,895	(15.2)
Microelectronics	72,320	38,339	88.6	4,259	77.5
Total Industrial	$353,673	$319,563	10.7	$17,870	5.1

By Geography:
Western Hemisphere	$105,691	$98,557	7.2	$1,349	5.9
Europe	123,312	114,511	7.7	6,159	2.3
Asia	124,670	106,495	17.1	10,362	7.3
Total Industrial	$353,673	$319,563	10.7	$17,870	5.1

PALL CORPORATION
SUPPLEMENTAL SEGMENT SALES INFORMATION BY MARKET AND GEOGRAPHY
(Unaudited)
(Dollar Amounts in Thousands)

				EXCHANGE	% CHANGE
				RATE	IN LOCAL
NINE MONTHS ENDED	APR. 30, 2010	APR. 30, 2009	% CHANGE	IMPACT	CURRENCY
Life Sciences			|-------------- Increase/(Decrease) -------------|
By Market:
BioPharmaceuticals	$452,801	$394,327	14.8	$17,711	10.3
Medical	295,841	287,344	3.0	8,993	(0.2)
Total Life Sciences	$748,642	$681,671	9.8	$26,704	5.9

By Geography:
Western Hemisphere	$279,506	$258,353	8.2	$1,005	7.8
Europe	352,294	324,797	8.5	15,990	3.5
Asia	116,842	98,521	18.6	9,709	8.7
Total Life Sciences	$748,642	$681,671	9.8	$26,704	5.9

Industrial
By Market:
Energy, Water & Process Technologies	$605,552	$626,313	(3.3)	$29,612	(8.0)
Aerospace & Transportation	179,292	212,925	(15.8)	4,277	(17.8)
Microelectronics	189,836	156,292	21.5	9,326	15.5
Total Industrial	$974,680	$995,530	(2.1)	$43,215	(6.4)

By Geography:
Western Hemisphere	$268,725	$300,521	(10.6)	$2,096	(11.3)
Europe	351,338	364,031	(3.5)	16,153	(7.9)
Asia	354,617	330,978	7.1	24,966	(0.4)
Total Industrial	$974,680	$995,530	(2.1)	$43,215	(6.4)

##

Contact:
Pall Corporation
Patricia Iannucci
V.P. Investor Relations & Corporate Communications
Telephone: 516-801-9848
Email: piannucci@pall.com